Exhibit 10.1

SMART Global Holdings, Inc.

Amended and Restated

2017 Share Incentive Plan

Section 1. Purpose. The purpose of the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the “Plan”) is to promote the interests of SMART Global Holdings, Inc., an exempted company organized under the laws of the Cayman Islands (together with its successors and assigns, the “Company”) and its shareholders by (i) attracting and retaining exceptional executive personnel, employees, directors, and consultants of the Company and its Affiliates (as defined below); (ii) motivating employees, consultants and directors by means of performance related incentives to achieve longer range performance goals; and (iii) enabling employees, consultants and directors to participate in the long term growth and financial success of the Company. The Plan amends and restates in its entirety the Company’s Amended and Restated 2011 Share Incentive Plan effective as of the business day prior to the IPO Date (as defined below) (the “Effective Date”).

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person and any entity that is, directly or indirectly, controlled by the Company and (ii) any other entity in which such Person has a significant equity interest or which has a significant equity interest in such Person, in either case as determined by the Committee. For purposes of this definition, the terms “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of any Incentive Share Option, “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Award” means any Option, SAR, Restricted Share Award, Restricted Share Unit, Performance Award, Other Cash-Based Award, or Other Share-Based Award,.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise defined in any Employment Agreement or Award Agreement:

(i)	a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness);
(ii)	a Participant’s gross negligence or willful malfeasance in the performance of his or her duties;
(iii)

a Participant’s commission of an act constituting fraud, embezzlement, or any other act constituting a felony or other similar offense under the laws of the United States, the Cayman Islands or any other jurisdiction in which the Company conducts business;

(iv)	a Participant being repeatedly under the influence of alcohol or illegal drugs while performing his or her duties; or
(v)

any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates as determined in the reasonable discretion of the Company, including a Participant’s breach of the provisions of any non-solicitation, non-competition, trade secret or confidentiality covenant in favor of the Company or its Affiliates binding upon such Participant.

The existence or non-existence of Cause with respect to any Participant will be determined in good faith by the Board.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to the Silver Lake Investors or any of their respective Affiliates; or

(ii)

any person or group, other than any of the Silver Lake Investors or any of their respective Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting shares of the Company, including by way of merger, amalgamation or consolidation or otherwise.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means a committee of one or more members of the Board and/or officers designated by the Board to administer the Plan. The full Board may act as the Committee under the Plan.

(i) “Consultant” means any natural person, including an advisor, who is a consultant or advisor to the Company or an Affiliate.

(j) “Director” means a member of the Board.

(k) “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

(l) “Employee” means an employee of the Company or any of its Affiliates.

(m) “Employment Agreement” means an employment or severance and change of control agreement or other similar agreement entered into between a Participant and the Company or any of its Affiliates.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exercise Price” means the purchase price of the Option as set forth in the Award Agreement.

(p) “Fair Market Value” means, as of any date, unless otherwise determined by the Committee, the value of a Share determined as follows: (i) if there should be a public market for the Shares on such date, the closing market price of the Shares as reported on such date (or such date is not a trading date, on the immediately preceding date on which sales of the Shares have been so reported), or (ii) if there should not be a public market for the Shares on such date, then Fair Market Value shall be the price determined in good faith by the Committee.

(q) “Incentive Share Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(r) “IPO Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(s) “Non-Qualified Share Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Share Option.

(t) “Option” means an Incentive Share Option or a Non-Qualified Share Option.

(u) “Other Cash-Based Award” means an Award granted pursuant to Section 10, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(v) “Other Share-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(w) “Participant” means a Person granted an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

(x) “Performance Award” shall mean an Award subject, in part, to the terms, conditions and restrictions described in Section 9, pursuant to which the recipient may become entitled to receive cash, Shares or other property, or any combination thereof, as determined by the Committee.

(y) “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(z) “Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(aa) “Restricted Share Award” shall mean an Award of Shares that are issued subject to any applicable terms, conditions and restrictions described in Section 8.

(bb) “Restricted Share Units” or “RSUs” shall mean an Award of the right to receive either (as the Committee determines) Shares or cash equal to the Fair Market Value of a Share on the settlement or payment date, subject to to any applicable terms, conditions and restrictions described in Section 8.

(cc) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(dd) “SEC” means the Securities and Exchange Commission or any successor thereto.

(ee) “Section 162(m)” shall mean §162(m) of the Code, any rules or regulations promulgated thereunder, as they may exist or may be amended from time to time, or any successor to such section.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Shares” means the ordinary shares in the authorized capital of the Company or such other securities as may be designated by the Committee from time to time.

(hh) “Silver Lake Investors” means, collectively, (i) Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership, Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted partnership and any of their respective Affiliates, designated transferees or successors that hold Shares, and (ii) Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership, Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted partnership and any of their respective Affiliates, designated transferees or successors that hold Shares.

(ii) “Share Appreciation Right” or “SAR” shall mean an Award of a right to receive (without payment to the Company) cash, Shares or other property, or other forms of payment, or any combination thereof, as determined by the Committee, based on the increase in the value of the number of Shares specified in the Share Appreciation Right. Share Appreciation Rights are subject to any applicable terms, conditions and restrictions described in Section 7.

(jj) “Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

(a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting the Company, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i)	designate Participants;
(ii)	determine the type or types of Awards to be granted to a Participant and the exercise price or purchase price, if applicable;
(iii)	determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;
(iv)	determine the terms and conditions (including the vesting schedule, if any) of any Award and Award Agreement;

(v)

determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi)

determine whether to cancel an Option or SAR in exchange for the grant of a new Award or for cash, including to the extent such action would have the effect of reducing the exercise price of such Option or SAR;

(vii)

determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(viii)	interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(ix)	establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(x)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Committee Composition. If the Board in its discretion deems it advisable, the Board may provide that the Committee may consist solely of (i) Directors who are independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are or traded, (ii) two or more “Outside Directors” as defined in the regulations under Section 162(m) of the Code and/or (iii) two or more “Non-Employee Directors” as defined in Rule 16b-3. To the extent permitted by applicable law, the Board or the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Shares (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.

Section 4. Shares Available For Awards.

(a) Shares Available. Subject to adjustment as provided in this Section, the number of Shares with respect to which Awards may be granted under the Plan on and following the Effective Date shall be 1,500,000, plus an annual increase on the first day of each fiscal year during the term of the Plan beginning with the fiscal year starting September 1, 2017 and continuing for ten fiscal years (ending with the fiscal year starting September 1, 2026), in each case in an amount equal to the lesser of (i) 1,500,000 shares, (ii) 2.5% of the number of shares of the ordinary shares outstanding on such date, or (iii) an amount determined by the Board. In addition, if, on or after the Effective Date, any Shares covered by an Award granted under the Plan (including any Awards granted prior to the Effective Date and outstanding as of the Effective Date, as well as any Substitute Award) or to which such an Award relates are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, shall again become Shares with respect to which Awards may be granted. In addition, Shares tendered in satisfaction or partial satisfaction of the exercise price of any Award or any tax withholding obligations will again become Shares with respect to which Awards may be granted. All of the Shares reserved under the Plan may be designated as Incentive Share Options. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares.

(b) Section 162(m) Limitations. Subject to the provisions below relating to adjustments upon changes in the shares of the ordinary shares, no Participant shall be granted during any calendar year (i) Options and SARs covering more than 2,000,000 Shares, (ii) Performance Awards denominated in Shares covering more than 1,000,000 Shares, and (iii) with respect to any Performance Award or Cash-Based Award denominated by dollar value, $10,000,000 during any calendar year.

(c) Non-Employee Director Limits. Subject to the provisions below relating to adjustments upon changes in the shares of the ordinary shares, during any calendar year, no non-employee Director may be granted (i) Award(s) (denominated in Shares) with a grant date fair value exceeding $750,000 or (ii) Award(s) denominated in cash in excess of $750,000.

(d) Adjustments. In the event of any change in the outstanding Shares by reason of any Share dividend, Share split, reverse Share split, reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination, transaction or exchange of Shares, or other corporate exchange, or any cash dividend or distribution to shareholders other than ordinary cash dividends or any transaction similar to the foregoing, the Committee shall make such proportionate substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, including any individual or other limits set forth in this Section, or pursuant to outstanding Awards, (ii) the Exercise Price of any Option and/or (iii) any other affected terms of outstanding Awards; provided, that, for the avoidance of doubt, in the case of the occurrence of any of the foregoing events that is an “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standard Codification (ASC) Section 718, Compensation — Stock Compensation (FASB ASC 718)), the Committee shall make an equitable adjustment to outstanding Awards to reflect such event; and provided, further, that in the case of any Share dividend, Share split or reverse split, recapitalization, combination, reclassification or other distribution of the Company’s equity securities with respect to the Shares without receipt of consideration by the Company, the Committee shall make a proportionate adjustment.

(e) Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares authorized for issuance under the Plan and shall, subject to existing corporate authorities, increase the number of Shares available for issuance hereunder, unless determined otherwise by the Committee.

Section 5. Eligibility.

(a) General. Any Employee, Consultant or Director shall be eligible to be selected by the Committee to receive an Award under the Plan.

(b) Incentive Share Options. Only Employees who are U.S. taxpayers shall be eligible for the grant of Incentive Share Options.

(c) Non-Employee Directors. Awards may be granted to Non-Employee Directors in accordance with the policies established from time to time by the Board or the Committee specifying the number of shares (if any) to be subject to each such Award and the time(s) at which such awards shall be granted. Awards granted to Non-Employee Directors shall be on terms and conditions determined by the Board or the Committee, subject to the provisions of the Plan.

Section 6. Options.

(a) Grants. The Committee is authorized to grant Options to Participants with the terms and conditions set forth in this Section and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Type of Option. The Committee shall have the authority to grant Incentive Share Options to U.S. taxpayers or to grant Non-Qualified Share Options to any Participant, or both. In the case of Incentive Share Options, the terms and conditions of such grants shall be subject to and comply with the provisions of Section 422 of the Code, as from time to time amended, or any successor provision thereto, and any regulations implementing such statute.

(c) Exercise Price. The Committee in its sole discretion shall establish the Exercise Price at the time each Option is granted. Notwithstanding the foregoing, the Exercise Price of any Option granted shall not be less than 100% of the Fair Market Value at the time the Option is granted.

(d) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of U.S. federal or state securities laws, or those of any other jurisdiction, as it may deem necessary or advisable.

(e) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company, together with any documentation required by the Company and any applicable taxes. Such payment may be made:

(i)	in cash;
(ii)

if approved by the Committee, in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise) owned by the Participant for the period required to avoid a charge to the Company’s earnings;

(iii)	if approved by the Committee, by a combination of the foregoing;
(iv)	if approved by the Committee, in accordance with a broker-assisted cashless exercise program; or
(v)	if approved by the Committee, through net settlement in Shares; or
(vi)	in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7. Share Appreciation Rights.

(a) The Committee may grant Share Appreciation Rights pursuant to this Section, with such additional terms and conditions as the Committee shall determine.

(b) The Committee shall determine the number of Shares to be subject to each Award of Share Appreciation Rights. Share Appreciation Rights shall have an exercise or base price no less than the Fair Market Value of the Shares covered by the right on the date of grant.

(c) Any Share Appreciation Right may be exercised during its term only at such time or times and in such installments as the Committee may establish and shall not be exercisable after the expiration of ten years from the date it is granted.

(d) An Award of Share Appreciation Rights shall entitle the holder to exercise such Award and to receive from the Company in exchange thereof, without payment to the Company, that number of Shares or cash having an aggregate value equal to the excess of the Fair Market Value of one Share, at the time of such exercise, over the exercise price, times the number of Shares subject to the Award, or portion thereof, that is so exercised or surrendered, as the case may be.

(e) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 4(d)).

Section 8. Restricted Share Awards and Restricted Share Units.

(a) The Committee is authorized to grant Restricted Share Awards and Restricted Share Units (or RSUs) pursuant to this Section, with such additional terms and conditions as the Committee shall determine.

(b) The Committee shall determine the number of Shares to be issued to a Participant pursuant to Restricted Share Award or Restricted Share Units, and the extent, if any, to which they shall be issued in exchange for cash, other consideration, or both. The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date).

(c) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Restricted Share Awards or RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis (and may be subject to the same vesting restrictions as the underlying Award) and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards. Notwithstanding the foregoing, dividends and dividend equivalents with respect to Restricted Share Awards and Restricted Share Units that are granted as Performance Awards shall vest only if and to the extent that the underlying Performance Award vests, as determined by the Committee.

(d) If, and to the extent that, the Committee intends that an Award granted under this Section shall qualify under Section 162(m), such Award shall be structured in accordance with the requirements of Section 9 below, including the performance criteria set forth therein and the Award limitations set forth in Section 5, and any such Award shall be considered a Performance Award for purposes of the Plan.

Section 9. Performance-Based Awards.

(a) Grant. Subject to the limitations set forth in Section 4, the Committee may grant a Performance Award which shall consist of a right that is (i) denominated and/or payable in cash, Shares or any other form of Award issuable under this Plan (or any combination thereof) (other than Options or Share Appreciation Rights), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals applicable to such Performance Periods as the Committee shall establish and (iii) payable at such time and in such form as the Committee shall determine. The Committee may award Performance Awards that are intended to be performance-based compensation under Section 162(m).

(b) Terms and Conditions. For Performance Awards intended to be performance-based compensation under Section 162(m), the Performance Awards shall be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures, as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; share price; return on equity; total or relative increases to shareholder return; return on invested capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration, and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m), the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Committee, to exclude or include the effect of specified events that occur during a Performance Period. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous fiscal years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) Preestablished Performance Goals. For Performance Awards intended to be performance-based compensation under Section 162(m), performance goals relating to the performance measures set forth above shall be preestablished in writing by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. All such performance goals shall be established in writing no later than ninety (90) days after the beginning of the applicable Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) and regulations promulgated thereunder). In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its sole discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(d) Additional Restrictions/Negative Discretion. Performance Awards that are intended to qualify as Section 162(m) Compensation shall be settled only after the end of the relevant Performance Period. The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate; provided, however, the Committee shall not use its discretionary authority to increase any Performance Award that is intended to be performance-based compensation under Section 162(m).

(e) Payment or Settlement of Performance Awards. Performance Awards may be paid or settled, as applicable, in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee and compliant with Section 162(m), on a deferred or accelerated basis.

Section 10. Other Cash-Based Awards.

(a) Terms and Conditions. The Committee may grant Other Cash-Based Awards in the form of cash bonus or cash incentive awards, which may but need not be valued in whole or in part by reference to, or otherwise based on or related to, Shares. Subject to the terms of this Plan and any applicable Award agreement, the Committee shall determine the terms and conditions of any such Other Cash-Based Award.

Section 11. Other Share-Based Awards.

(a) Terms and Conditions. The Committee may grant Other Share-Based Awards, which shall consist of any right that is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of this Plan. Subject to the terms of this Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Share-Based Award.

Section 12. Effect Of Termination Of Employment Or Service.

(a) Termination of Employment or Service. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if a Participant’s employment or service with the Company and its Affiliates is terminated by Participant or by the Company for any reason (other than death or Disability or by the Company for Cause), then vesting shall immediately cease and, to the extent vested as of the date of termination, an Award may be retained and, if applicable, exercised until the earlier of (i) the date three months (or such longer or shorter period, if any, specified in the applicable Award Agreement or Employment Agreement) after such termination of employment or service or (ii) the date such Award would have expired had it not been for the termination of employment or service, after which time, in either case, the Award shall expire.

(b) Death or Disability. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if a Participant’s employment or service with the Company and its Affiliates is terminated by reason of death or Disability, then vesting shall immediately cease and, to the extent vested as of the date of termination, the Award may be retained and, if applicable, exercised by the Participant or his successor (if employment or service is terminated by death) until the earlier of (i) the date one year after such termination of employment or service or (ii) the date such Award would have expired had it not been for the termination of such employment or service, after which time, in either case, the Award shall expire.

(c) Cause. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if a Participant’s employment or service with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, all Awards held by such Participant shall be forfeited and shall expire immediately on the date of termination.

Section 13. Amendment and Termination.

(a) Amendment or Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board deems it necessary or desirable to qualify or comply and (ii) any amendment, alteration, suspension, discontinuance, or termination that would adversely affect the rights of a Participant with respect to any outstanding Award shall not to that extent be effective with respect to such Award without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b) Amendment or Termination of Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of a Participant shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan or the applicable Award Agreement.

Section 14. Corporate Transactions.

(a) Change in Control. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, in the event of a Change in Control, the Committee, in its sole discretion, (i) may cause any outstanding Award to be (A) continued by the Company, (B) assumed, or substituted with a substantially equivalent award, by the successor company (or its parent or any of its subsidiaries), (C) accelerated with respect to vesting and/or exercisability, as applicable, or (D) canceled in consideration of a cash payment or alternative Award, if applicable, made to the holder of such canceled Award equal in value to the excess, if any, of the value of the consideration to be paid in the Change in Control transaction, directly or indirectly, to holders of the same number of Shares subject to such Award (the “Deal Consideration”) (or if no consideration is paid in any such transaction, the Fair Market Value of such canceled Award) over the aggregate exercise price; provided, however, that the Committee may determine that only holders of vested Awards shall receive any such cash payment or alternative Award; and further provided, that any Award with an aggregate exercise price that equals or exceeds the Deal Consideration (or if no consideration is paid in any such transaction, the Fair Market Value of such canceled Award) shall be canceled without payment or consideration thereof; or (ii) may take any other action or actions with respect to the outstanding Awards that it deems appropriate, which need not be uniform with respect to all Participants and/or Awards. Any Award (or any portion thereof) not continued or assumed by the Company or the successor company (or its parent or any of its subsidiaries), as applicable, pursuant to the foregoing shall terminate on such Change in Control and the holder thereof shall be entitled to no consideration for such Award.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to such event.

Section 15. General Provisions.

(a) Clawback Policy. Notwithstanding the foregoing, any Award granted under the Plan which is or becomes subject to recovery under any Company policy, or pursuant to any law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant thereto.

(b) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

(c) Nontransferability of Awards. Except to the extent otherwise provided in an Award Agreement or as determined by the Committee (except with respect to Incentive Share Options), no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(d) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(e) Lock-up Period. Unless otherwise determined by the Committee, Shares shall not be issued under this Plan unless the Participant agrees that he or she will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares (or other securities of the Company) held by the Participant prior to the date 180 days following the effective date of a registration statement with respect to any underwritten public offering by the Company of its securities as requested by the managing underwriters for such offering.

(f) Shares. No certificates will be issued in respect of the Shares unless the Board determines otherwise. Shares may be issued of record in the name of the Participant and registered on the Register of Members of the Company or otherwise as permitted by applicable law.

(g) Withholding. As a condition to the issuance of any Shares in satisfaction of an Award, a Participant may be required to pay to the Company or any of its Affiliates, and the Company or any Affiliate shall have the right and is hereby authorized (i) to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property, in each case if permissible under local law) of any applicable taxes, social contributions or other amounts required by applicable law in respect of the grant, exercise, lapse or vesting of an Award or any payment or transfer under an Award or under the Plan, including net share withholding up to the statutory maximum amount, and (ii) to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such amounts.

(h) Award Agreements. Each Award hereunder may be evidenced by an Award Agreement which shall specify the terms and conditions of the Award and any rules applicable thereto.

(i) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements.

(j) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate and shall not lessen or affect the right of the Company or its Affiliates to terminate the employment or service of a Participant.

(k) Rights as a Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be issued under the Plan until he or she has become the holder of such Shares.

(l) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the Cayman Islands, without, to the fullest extent permissible thereby, application of the conflict of law principles thereof.

(m) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(n) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder is, nor shall be construed as, an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the laws of the Cayman Islands, the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(o) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(p) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(q) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(r) Proprietary Information and Inventions Agreement. Except as otherwise determined by the Committee, a Participant shall, as a condition precedent to the exercise or settlement of an Award, have executed and be in compliance with the Company’s (or its Affiliate’s) standard form of confidentiality and non-disclosure agreement.

(s) Modification of Award Terms for non-U.S. Participants. The Committee shall have the discretion and authority to grant Awards with such modified terms as the Committee deems necessary or appropriate in order to comply with the laws of the country in which the Participant resides or is employed, and the Committee may establish a subplan under this Plan for such purposes.

(t) Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or any Affiliate, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

(1) administering and maintaining Participant records;

(2) providing information to the Company, any Affiliate, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

(3) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which the Participant works; and

(4) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

(u) Company Governing Instruments. All Shares issued and/or vested pursuant to an Award or Substitute Award, or transferred thereafter, shall be held subject to the Memorandum and Articles of Association of the Company.

Section 16. Term of The Plan.

The Plan shall remain in effect until May 18, 2027, unless terminated earlier by the Board under the terms of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Section 17. Section 409A and 457.

It is intended that the Company grant Awards under the Plan that are exempt from, or comply with, Sections 409A and 457 of the Code. Notwithstanding other provisions of this Plan or any Award Agreements hereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. The Company shall use commercially reasonable efforts to implement the provisions of this Section in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to any Participant with respect to this Section.

Restricted Share Unit Award Agreement

under the

SMART Global Holdings, Inc.

Amended and Restated 2017 Share Incentive Plan

Date of Grant:

Name of Participant:

Number of Units/Shares: [XX]

SMART Global Holdings, Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), hereby grants the number of restricted share units (each representing the right to receive an ordinary share of the company (the “Shares”)) set forth above (the “RSUs”), as of the date of grant set forth above (the “Grant Date”), to the above-named participant (“Participant”) pursuant to the Company’s Amended and Restated 2017 Share Incentive Plan (the “Plan”) and subject to the terms and conditions thereof and hereof, in consideration for your services to the Company.

Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The terms and conditions of this Restricted Share Unit Award Agreement (this “Agreement”), to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1. Vesting. The RSU shall vest and the Shares shall become issuable as follows: [ ]

2. Forfeiture of Unvested RSUs. Immediately upon termination of Participant’s service for any reason (including death or disability), any unvested RSUs shall be forfeited without consideration.

3. Conversion into Ordinary Shares.

(a) Subject to subsection (b) hereof, Shares issuable pursuant to the terms of this Agreement will be issued on, or as soon as practicable following, the applicable vesting date of the RSUs. As a condition to such issuance, Participant shall have satisfied his or her tax withholding obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares issued upon the vesting of the RSUs does not violate the Securities Act, and may issue stop-transfer orders covering such Shares.

4. Tax Treatment. Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested and Shares issued, or otherwise incurred in connection with the RSUs, shall be satisfied in one of the following manners as permitted by the Plan, at the election of Participant unless otherwise determined by the Company: (i) by the Company withholding a number of Shares that would otherwise be issued under the RSUs that the Company determines have a fair market value approximately equal to the amount of taxes that the Company concludes it is required to withhold (up to the statutory maximum) under applicable law or regulation (or such greater amount as may be permitted by the Company to the extent it determines such action would not result in adverse accounting consequences to the Company); or (ii) by payment by Participant to the Company in cash or by check in an amount equal to the amount of taxes that the Company concludes it is required to withhold under applicable law or regulation (which amount shall be due on the first business day following the day the tax event arises unless otherwise determined by the Company). If the Shares are publicly traded at the time of the tax withholding event, the Company may permit or require the automatic sale by Participant of a number of Shares that are issued under the RSUs, which the Company determines is sufficient to generate an amount that meets the tax withholding obligations under applicable law or regulation, plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such Shares may be sold as part of a block trade with other Plan participants, Without limiting the foregoing, Participant hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Participant to the Company and to take any action necessary in accordance with this paragraph.

5. Notwithstanding the foregoing, Participant acknowledges and agrees that he is responsible for all taxes that arise in connection with the RSUs becoming vested and Shares being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section. The RSUs are intended to be exempt from Section 409A of the Code under the short-term deferral exemption thereof, and therefore the Shares shall in no event be issued more than two and 1⁄2 months following the end of the taxable year of Participant or the Company (whichever is later) in which the corresponding RSUs become vested.

6. Lock-up Period. Participant agrees that the Company (or a representative of the underwriter(s)) may, in connection with any underwritten registration of the offering of any securities of the Company under the Securities Act, require that Participant not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Company held by Participant, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act; provided that transactions pursuant to Section 4 hereof shall be exempt from any such lock-up request. Participant further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Participant’s Shares until the end of such period. The underwriters of the Company’s shares are intended third party beneficiaries of this Section and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7. Restrictions on Transfer of Shares. Participant understands and agrees that the RSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder. In addition, Participant understands and agrees that any Shares are subject to the applicable restrictions on transfer set forth in the Plan.

8. Certificates. Certificates issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant and may be in electronic form. Such share certificate shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws.

9. Shareholder Rights. Participant will have no voting or other rights as the Company’s other shareholders with respect to the Shares until issuance of the Shares.

10. No Employment/Service Rights. Neither this Agreement nor the grant of the RSUs hereby confers on Participant any right to continue in the employ or service of the Company or any Affiliate or interferes in any way with the right of the Company or any Affiliate to determine the terms of Participant’s employment or service.

11. [Data Privacy]1.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company and its Affiliates (including any of their respective payroll administrators), wherever they may be located, (collectively, the “Data Recipients”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Data Recipients will collect, hold, and process certain personal information about the Participant (including, without limitation, name, home address, telephone number, date of birth, nationality and job detail and details of the Award granted hereunder and any other Award granted to the Participant).

(b) The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Participant’s participation in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c) Where the transfer is to a destination outside the jurisdiction in which the Participant resides, the Company and its Affiliates (including any of their respective payroll administrators) shall take reasonable steps to ensure that such personal data continues to be adequately protected and securely held. Nonetheless, by accepting the Award granted hereunder, the Participant acknowledges that personal information about the Participant may be transferred to a jurisdiction that does not offer the same level of protection as the jurisdiction in which the Participant resides. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired upon exercise of this Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

(d) The Participant may, at any time, view their personal data, require any necessary corrections to it or withdraw the consent referenced in this Section 5.6 by contacting the Secretary of the Company. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the processing of personal data, including the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. [If you are a Malaysian Participant, a translation in Malay of this Section is attached hereto as Annex A.].

12. Terms of Plan, Interpretations. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling. All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder. Participant acknowledges that he has received and reviewed a copy of the Plan.

13. Notices. All notices hereunder to the party shall be delivered or mailed to the following addresses:

If to the Company:

SMART Global Holdings, Inc.

c/o SMART Modular Technologies, Inc.

Attn: Stock Plan Administrator

39870 Eureka Drive

Newark, California 94560

If to Participant:

At the address specified on the signature page or the last address for Participant in the Company’s records.

Such addresses for the service of notices may be changed at any time provided notice of such change is furnished in advance to the other party.

14. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands, without application of the conflict of laws principles thereof.

16. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[1]	To be included for applicable Participants. In certain countries, provisions from option agreement or otherwise advised by local counsel may also be included.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

SMART GLOBAL HOLDINGS, INC.

By:
Name:
Title:	Chief Financial Officer

PARTICIPANT:
By:
Name:
Address:

FORM OF OPTION AGREEMENT

THIS OPTION AGREEMENT (the “Agreement”), made by and between SMART Global Holdings, Inc. (f/k/a Saleen Holdings, Inc.), a Cayman Islands exempted company (the “Company”), and   (the “Optionee”), is effective as of   (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the “Plan”).

WHEREAS, as an incentive for the Optionee’s efforts during the Optionee’s employment with the Company and its Affiliates, the Company wishes to afford the Optionee the opportunity to purchase a number of Shares, pursuant to the terms and conditions set forth in this Agreement and the Plan; and

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement, pursuant to which the Committee has instructed the undersigned officers to issue the Option described below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Options

For good and valuable consideration, on and as of the Grant Date, the Company irrevocably granted to the Optionee an Option to purchase any part or all of an aggregate number of   Shares, subject to the adjustment as set forth in Section 2.4 hereof (the “Option”).

Section 2.2. Exercise Price

Subject to Section 2.4 hereof, the per Share exercise price of the Shares covered by the Option shall be $[ ] per Share.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or its Subsidiaries or Affiliates, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries and Affiliates, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Optionee’s Employment Agreement (if any such agreement is in effect at the time of such termination). For purposes of this Agreement, “Employment” shall mean (i) the Optionee’s employment if the Optionee is an employee of the Company or any of its Affiliates, (ii) the Optionee’s services as a Consultant, if the Optionee is a Consultant, and (iii) the Optionee’s services as a non-employee member of the Board or the board of directors (or equivalent governing body) of any Affiliate of the Company.

Section 2.4. Adjustments to Option

The Option shall be subject to adjustment in accordance with the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Vesting and Commencement of Exercisability

(a) Subject to the Optionee’s continued Employment, the Option shall vest and become exercisable as follows: [ ]

(b) No portion of the Option shall vest and become exercisable as to any additional Shares following the termination of the Optionee’s Employment for any reason, and the portion of the Option that is unvested and unexercisable as of the date of such termination shall immediately expire without consideration or payment therefor.

Section 3.2. Expiration of Option

If not previously exercised, the Option shall expire without consideration or payment therefor on the first to occur of the following events:

(a) the tenth anniversary of the Grant Date;

(b) the ninetieth day immediately following the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or its Affiliates, as applicable, without Cause or by the Optionee for any reason;

(c) the first anniversary of the date that the Optionee’s Employment is terminated due to the Optionee’s death or Disability; or

(d) immediately upon the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or its Affiliates, as applicable, for Cause.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise

Except as otherwise permitted by the Committee in writing, the Optionee is the only Person that may exercise the exercisable portion of the Option, unless and until the Optionee dies or suffers a Disability. After the Disability or death of the Optionee, the exercisable portion of the Option may, prior to the time when the Option expires under Section 3.2 hereof, be exercised by the Optionee’s personal representative, guardian or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2. Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof expires under Section 3.2; provided, however, that any whole or partial exercise shall be for whole Shares only.

Section 4.3. Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary of the Company at the Company’s principal office, all of the following prior to the time when the Option or such portion expires under Section 3.2:

(a) notice in writing signed by the Optionee or the other Person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) full payment of the applicable aggregate exercise price (in cash, by check, by wire transfer or by a combination of the foregoing or as otherwise permitted by the Plan and the Committee) for the Shares with respect to which such Option or portion thereof is exercised;

(c) a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other Person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act, and that the Optionee or other Person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such Person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations;

(d) in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option; and

(e) full payment to the Company or any of its Affiliates, as applicable, of all amounts which, under federal, state, local and/or non-U.S. law, such entity is required to withhold upon exercise of the Option in cash (including by check or wire transfer) or as otherwise permitted by the Plan and the Committee.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of the Option does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. The written representation and agreement referred to in Section 4.3(c) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such Shares.

Section 4.4. Conditions to Issuance of Shares

The Company shall not be required to record the ownership by the Optionee of Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. Rights as Shareholder

The Optionee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares purchasable in connection with the Option or any portion thereof unless and until a book entry representing such Shares has been made on the books and records of the Company.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be taken in good faith and shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable

Except as otherwise permitted by the Committee in writing, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by applicable law, this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to the Optionee at the most recent address of the Optionee set forth in the personnel records of the Company or any of its Affiliates, as applicable. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

Section 5.4. Titles; Interpretation

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a Section, subsection and provision is to this Agreement unless otherwise specified.

Section 5.5. No Right to Employment or Additional Options or Share Awards

The Option granted hereunder shall impose no obligation on the Company or any Affiliate to continue the Optionee’s Employment and shall not lessen or affect the Company’s or any Affiliate’s right to terminate such Employment. Neither the Optionee nor any other Person shall have any claim to be granted any additional Option or any other Share Award and there is no obligation under the Plan for uniformity of treatment of Participants, or holders of beneficiaries of Options or other Share Awards. The terms and conditions of the Option granted hereunder or any other Share Award granted under the Plan or otherwise and the Committee’s determinations and interpretations with respect thereto and/or with respect to the Optionee and any other Participant need not be the same (whether or not the Optionee and any such Participant are similarly situated). In addition, except as otherwise provided in the Optionee’s Employment Agreement, if the Optionee ceases to be an employee or other service provider to the Company or any of its Affiliates, as applicable, under no circumstances will the Optionee be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which the Optionee might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise. By accepting the Option granted hereunder, the Optionee acknowledges and agrees that the Option granted hereunder and any other Options or other Share Awards the Optionee has been awarded under the Plan and any other Options or other Share Awards the Optionee may be grated in the future, even if such Options or other Share Awards are made repeatedly or regularly, and regardless of their amount, (i) are wholly discretionary, are not a term or condition of Employment and do not form part of a or contract of Employment, or any other working arrangement between the Optionee and the Company or any of its Affiliates, (ii) do not create any contractual entitlement to receive future Options or other Share Awards or to continued Employment, and (iii) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by Applicable Law or as otherwise provided in the Optionee’s Employment Agreement.

Section 5.6. [Data Privacy]2

(a) The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Company and its Affiliates, (including any of their respective payroll administrators), wherever they may be located, (collectively, the “Data Recipients”) for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Data Recipients will collect, hold, and process certain personal information about the Optionee (including, without limitation, name, home address, telephone number, date of birth, nationality and job detail and details of the Option granted hereunder and any other Share Award granted to the Optionee).

[2]	To be included for applicable participants.

(b) The Data Recipients will treat the Optionee’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Optionee’s participation in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c) Where the transfer is to a destination outside the jurisdiction in which the Optionee resides, the Company and its Affiliates (including any of their respective payroll administrators) shall take reasonable steps to ensure that such personal data continues to be adequately protected and securely held. Nonetheless, by accepting the Option granted hereunder, the Optionee acknowledges that personal information about the Optionee may be transferred to a jurisdiction that does not offer the same level of protection as the jurisdiction in which the Optionee resides. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired upon exercise of this Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan.

(d) The Optionee may, at any time, view their personal data, require any necessary corrections to it or withdraw the consent referenced in this Section 5.6 by contacting the Secretary of the Company. The Optionee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the processing of personal data, including the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative. [If you are a Malaysian Participant, a translation in Malay of this Section 5.6 is attached hereto as Annex A.]3

Section 5.7. Nature of Grant

In accepting the grant, the Optionee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;

(b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) the Optionee’s participation in the Plan shall not create a right to further employment with the Company or any of its Affiliates and shall not interfere with the ability of the Company or any of its Affiliates to terminate the Optionee’s Employment at any time with or without cause;

(e) the Optionee is voluntarily participating in the Plan;

(f) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or its Affiliates, and which is outside the scope of the Optionee’s employment contract, if any;

(g) this Option and Option benefit is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h) in the event that the Optionee ceases to be an employee, director, or consultant, this Option grant will not be interpreted to form an employment contract or relationship with the Company or any of its Affiliates, and furthermore, this Option grant will not be interpreted to form an employment contract with the Company or any of its Affiliates;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) if the underlying Shares do not increase in value, the Option will have no value;

(k) if the Optionee exercises his or her Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(l) no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option resulting from termination of the Optionee’s Employment by the Company or any of its Affiliates (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(m) in the event of involuntary termination of Employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Option after termination of Employment, if any, will be measured by the date of termination of the Optionee’s active Employment (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Optionee’s Option grant; and

(n) regardless of any action the Company or its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility, and the Optionee shall pay to and indemnify and keep indemnified the Company and its respective Affiliates from and against Tax-Related Items that are attributable to the exercise or any benefit derived by the Optionee from any Option and that the Company and/or the Affiliate (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

[3]	To be included for applicable participants.

Section 5.8. Applicability of the Plan

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 5.9. Proprietary Information and Inventions Agreement

The Optionee shall, as a condition precedent to the exercise or settlement of an Award, have executed and be in compliance with the Company’s (or its Affiliate’s) standard form of confidentiality and non-disclosure agreement.

Section 5.10. [Tax Indemnity for U.K. Participants]4

Solely with respect to U.K. Participants, the Optionee:

(a) shall indemnify the Company and each of its Affiliates in respect of all liability to United Kingdom income tax (including taxation required to be deducted through the PAYE system) and both primary (employees’) and secondary (employers’) national insurance contributions, which arise as a consequence of or in connection with the exercise of any portion of the Option granted hereunder and hereby authorizes the Company or any of its Affiliates, as applicable, to deduct such amounts from any payments which are or, at any time in the future, become due to the Optionee and whether pursuant to this Agreement or otherwise; and

(b) hereby permits the Company or any of its Affiliates, as applicable, to sell at Fair Market Value such number of Shares allocated or allotted to the Optionee following exercise of any portion of the Option as will provide such entity with an amount equal to the United Kingdom tax for which such entity is obliged under the PAYE regulations to account to H.M. Revenue & Customs in consequence of the exercise of the Option (including, without limitation, primary and secondary national insurance contributions referenced in Section 4.6(a) above).

Section 5.11. [Malaysian Participants]5

So with respect to Malaysian Participants:

(a) If the Option is subject to Malaysian law, the Optionee shall be responsible to ensure that all payments made or to be made pursuant to the exercise of the Option shall comply with all applicable foreign exchange rules in Malaysia.

(b) The Shares issued to the Optionee under the Plan in Malaysia constitute or relate to an “excluded offer,” “excluded invitation” or “excluded issue” pursuant to Sections 229 and 230 of the Malaysian Capital Markets and Services Act 2007. To the extent applicable or required, copies of the Plan documents may be lodged with the Securities Commission of Malaysia. The Plan documents do not constitute, and may not be used for the purpose of, an offer, or or invitation to acquire, purchase or subscribe or issue of any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the Capital Markets and Services Act 2007.

Section 5.12. Language

If the Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 5.13. Amendment

This Agreement may be amended only by a written instrument executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.14. Governing Law

This Agreement shall be governed in all respects by the laws of the Cayman Islands.

Section 5.15. Severability

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

[Signature on next page.]

[4]	To be included for applicable participants.
[5]	To be included for applicable participants.

SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

SMART Global Holdings, Inc.

Name:
Title:

Optionee:

Name:

[Annex A]6

Addendum for Malaysian Participants

Data Privasi

(a) Penerima Opsyen, dengan jelas, bersetuju dengan pengumpulan, penggunaan dan pemindahan data peribadinya, sama ada dalam bentuk elektronik atau bentuk lain, yang terkandung di dalam dokumen ini yang boleh dipakai oleh dan di antara Syarikat dan Anggota Sekutunya tanpa mengira lokasi mereka, hanya untuk tujuan pelaksanaan, pentadbiran dan pengurusan penglibatan Penerima Opsyen dalam Pelan tersebut. Penerima Opsyen faham bahawa Syarikat dan Anggota Sekutunya (termasuk pentadbir gaji mereka masing-masing), tanpa mengira lokasi mereka, (secara kolektif dirujuk sebagai “Penerima-penerima Data”) akan mengumpul, memegang dan memproses data peribadi tertentu Penerima Opsyen (termasuk tetapi tidak terhad, nama, alamat, nombor telefon, tarikh lahir, kewarganegaraan, maklumat pekerjaan dan maklumat mengenai Opsyen yang diberikan di bawah Pelan dan Share Award lain kepada Penerima Opsyen).

(b) Penerima-penerima Data akan menganggap data peribadi Penerima Opsyen sebagai sulit dan rahsia dan tidak akan mendedahkan data tersebut untuk apa-apa tujuan selain daripada tujuan mengurus dan mentadbir penglibatan Penerima Opsyen dalam Pelan tersebut dan akan mengambil langkah yang munasabah untuk memastikan data peribadi tersebut kekal sulit, rahsia, tepat dan terkini.

(c) Di mana data peribadi akan dipindah ke destinasi di luar bidang kuasa di mana Penerima Opsyen menetap, Syarikat dan Anggota Sekutunya (termasuk pentadbir gaji mereka masing-masing) akan mengambil langkah yang munasabah untuk memastikan data peribadi tersebut terus dilindungi dengan sewajarnya dan disimpan secara selamat. Walaubagaimanapun, dengan menerima Opsyen yang diberi di sini, Penerima Opsyen mengakui bahawa maklumat peribadinya berkemungkinan akan dipindahkan ke bidang kuasa yang tidak mempunyai perlindungan yang sama dengan bidang kuasa di mana Penerima Opsyen menetap. Penerima Opsyen memahami bahawa dia boleh meminta senarai nama dan alamat individu-individu yang berkemungkinan menerima data peribadinya dengan menghubungi wakil sumber manusia tempatannya. Penerima Opsyen memberi izin kepada individu-individu yang disenaraikan dalam senarai tersebut untuk menerima, memiliki, menggunakan, menyimpan dan memindahkan data peribadi Penerima Opsyen, sama ada dalam bentuk elektronik atau bentuk lain, untuk tujuan pelaksanaan, pentadbiran dan pengurusan penglibatan Penerima Opsyen dalam Pelan, termasuk pemindahan data yang diperlukan tersebut kepada broker atau pihak ketiga yang dipilih oleh Penerima Opsyen untuk mendeposit apa-apa Saham yang diperoleh apabila menjalankan Opsyen in. Penerima Opsyen memahami bahawa data ini akan disimpan selama tempoh yang diperlukan untuk tujuan pelaksanakan, pentadbiran dan pengurusan penglibatan Penerima Opsyen dalam Pelan.

(d) Penerima Opsyen boleh pada bila-bila masa melihat dan meminta pembetulan dibuat kepada data peribadinya, ataupun menarik balik persetujuannya yang dirujuk dalam Seksyen 5.6 ini dengan menghubungi Setiausaha Syarikat. Walaubagaimanapun, Penerima Opsyen memahami bahawa keenggannannya untuk memberi persetujuannya atau menarik balik persetujuannya berkemungkinan akan menjejaskan kelayakann untuk terlibat dalam Pelan ini. Untuk maklumat lanjut mengenai pemprosesan data peribadi, termasuk kesan sekiranya Penerima Opsyen enggan memberi persetujuannya atau menarik balik persetujuannya, Penerima Opsyen boleh menghubungi wakil sumber manusia tempatannya.

“Anggota Sekutu” dengan merujuk kepada mana-mana Pihak, bermaksud, (i) mana-mana Pihak lain secara langsung atau tidak mengawal, dikawal atau di bawah kawalan yang sama dengan Pihak tersebut dan mana-mana entiti yang, secara langsung atau tidak, dikawal oleh Pihak Syarikat dan (ii) mana-mana entiti lain yang Pihak tersebut mempunyai faedah ekuiti ketara atau mempunyai faedah ekuiti ketara dalam Pihak tersebut, sama ada dalam hal yang ditentukan oleh Jawatankuasa. Untuk tujuan definasi ini, istilah “kawalan” (termasuk kata korelatifnya, istilah-istilah “megawal”, “dikawal” dan “di bawah kawalan yang sama”) apabila diggunakan untuk merujuk kepada mana-mana Pihak, bermaksud pemilikan, secara langsung atau tidak, kuasa untuk mengarah atau menyebabkan arahan pihak pengurusan dan polisi Pihak tersebut, sama ada menerusi pemilikan sekuriti berundi, dengan contract atau sebaliknya. Tertakluk kepada proviso di atas, untuk tujuan apa-apa ISO, “Anggota Sekutu” bermaksud mana-mana perbadanan induk atau Anak Syarikat perbadanan pihak Syarikat sebagaimana istilah itu ditakrifkan dalam Seksyen 424(e) dan (f) masing-masing, dalam Internal Revenue Code of 1986;

“Jawatankuasa” bermaksud Jawatankuasa Kompensasi Lembaga (atau mana-mana anak jawatankuasa), atau mana-mana jawatankuasa Lembaga yang telah diberi kuasa mewakili oleh Lembaga mengikut peruntukan Pelan ini, kecuali dalam ketiadaan jawatankuasa ini, istilah jawankuasa” ini merujuk kepada Lembaga. Untuk mengelakkan keraguan, Lembaga diberi kuasa untuk bertindak sebagai Jawatankuasa pada setiap masa di bawah atau menurut peruntukan Pelan ini;

“Pelan” bermaksud Pelan Insentif Saham oleh SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan; dan

“Penerima Opsyen” bermaksud [nama individu] ;

“Syarikat” bermaksud SMART Global Holdings, Inc., perbadanan Cayman Islands yang dikecualikan.

[6]	To be included for applicable participants.